EXHIBIT 99.1

PRESS RELEASE

                          Contact:
                          Trisha Tuntland
                          Manager of Investor Relations
                          Cabot Microelectronics Corporation
                                                 (630) 499-2600

CABOT MICROELECTRONICS CORPORATION DECLARES SPECIAL CASH DIVIDEND OF $15 PER SHARE, OR APPROXIMATELY $345 MILLION IN TOTAL, AFTER CLOSING ON SECURED CREDIT FACILITY

AURORA, IL, February 13, 2012 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today announced that its Board of Directors has declared a special cash dividend of $15 per share, or approximately $345 million in total, payable to shareholders of record on February 23, 2012, that will be paid on March 1, 2012.  Approximately half of the special cash dividend, along with related fees, will be funded from the company’s available cash balance, and the remainder will be funded from a new five-year secured credit facility, which the company executed today.

Under the terms of the new secured credit facility, the company has arranged a $175 million term loan facility that will be fully drawn to pay the special cash dividend, and a $100 million revolving credit facility, which the company expects to be initially undrawn.  The term loan will bear interest at LIBOR plus 150 to 200 basis points and the revolving credit facility provides for a non-use fee of 25 to 35 basis points, both depending upon the company’s leverage ratio.  The company expects to incur approximately $3 million of financing-related expense through the remainder of its fiscal year 2012, including interest and amortized financing fees.

The company’s declaration of the special cash dividend follows the announcement on December 13, 2011 of its new capital management initiative, intended to provide additional value to its stockholders, which includes a leveraged recapitalization with the special cash dividend.  At $15 per share, the special cash dividend represents approximately 30 percent of the company’s closing stock price today.  Pursuant to the rules of the Nasdaq stock market, when a dividend is declared in an amount that exceeds 25 percent of a company’s stock price, Nasdaq must determine the date on which that company’s shares will begin to trade without the dividend, or ex-dividend.  Applying this rule to Cabot Microelectronics’ declaration of its special cash dividend,  Nasdaq has advised the company that the ex-dividend date has been set as March 2, 2012, which is the first business day following the payable date for the special cash dividend.

The company understands that this will mean that stockholders who purchase the company’s stock after the record date of February 23, 2012 and before the ex-dividend date of March 2, 2012 will be entitled to receive the special cash dividend, and stockholders who sell the company’s stock during that same time period will not be entitled to the special cash dividend.  Investors who enter into trades to purchase the company’s stock on or after the ex-dividend date of March 2, 2012 will not be entitled to the special cash dividend payable on March 1, 2012.

The portion of the company’s special cash dividend that will be treated as a qualified dividend for U.S. tax purposes will depend upon the amount of the company’s accumulated earnings and profits as of September 30, 2012, the end of the company’s current fiscal year, as determined by the Internal Revenue Code.  Therefore, at this time the company is not able to determine the portion of the special cash dividend that will be treated as a qualified dividend.  However, based on its analysis and indications to date, the company expects that the entire dividend will be treated as a qualified dividend for U.S. tax purposes.

For more information about the company’s special cash dividend and its new credit facility, refer to the company’s website, www.cabotcmp.com, the Investor FAQ (at http://www.cabotcmp.com/investor-faq-scd) and its Current Report on Form 8-K (at http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9MTI2MjI4fENoaWxkSUQ9LTF8UHiwZT0z&t=1).

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company’s mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Since becoming an independent public company in 2000, the company has grown to approximately 1,000 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Manager of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  timing of the payment of the special cash dividend; future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company’s capital structure; and the construction and operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended December 31, 2011 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2011, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.